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CONTACTS:

FINANCIAL/INVESTORS
Frank Pekny (City National) 310-888-6700
Ian Campbell (Abernathy MacGregor Group) 213-630-6550

MEDIA
Kim George (City National) 310-888-6665
Chris Orlando (Stoorza Communications) 619-236-1332

FOR IMMEDIATE RELEASE

CITY NATIONAL CORP. ISSUES SUPPLEMENTAL INFORMATION REGARDING RECORD QUARTER AND ALLOWANCE FOR CREDIT LOSSES

LOS ANGELES--(BUSINESS WIRE)--July 13, 2000--City National Corp. (NYSE:CYN), parent company of wholly owned City National Bank, which today reported record net income of $33.4 million for the second quarter of 2000, a 28 percent increase over the year-earlier quarter, and net income of $64.5 million for the first half of 2000, a 24 percent increase over the year-earlier six months, issued supplemental information regarding the allowance for credit losses.

These record net income results, which were driven primarily by growth in loan volume and increases in net interest and noninterest income, include a $4.0 million provision for credit losses. To supplement information previously released, the table below summarizes activity in the allowance for credit losses for the three-month periods ended June 30, 2000 and 1999, in addition to the six months released earlier today.

Allowance for Credit Losses


                              For three months ended    For six months ended
                                     June 30,                 June 30,
                              ----------------------    --------------------
                                 2000         1999        2000         1999
Beginning balance             $140,450      $138,710    $134,077     $135,339
 Additions from acquisitions         -             -       9,927            -
 Provision for credit losses     4,000             -       4,000            -
 Charge-offs                    (8,854)       (1,521)    (14,413)      (2,619)
 Recoveries                      4,888         2,996       6,893        7,465

  Net (charge-offs) recoveries  (3,966)        1,475      (7,520)       4,846

Ending balance                $140,484      $140,185    $140,484     $140,185


The company said that its allowance for credit losses to total loans was 2.21 percent at June 30, 2000, compared with 2.97 percent at June 30, 1999.

ABOUT CITY NATIONAL

City National is a publicly owned corporation with $8.7 billion in total assets whose stock is traded on the New York Stock Exchange under the symbol "CYN." The corporation's wholly owned subsidiary, City National Bank, is the premier independent business and private bank headquartered in California. City National Bank, which provides banking, trust, and investment services, has 49 California offices located throughout Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo and Ventura counties, and a loan production office in Sacramento.

For more information about the corporation, its Fax-On-Demand Information Service is at 800/873.5293, and the corporation's Web page is at http://www.cnb.com.

This news release contains forward-looking statements about the corporation for which the corporation claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the corporation's ability to control or predict, could cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include
(1) an economic slowdown in California, (2) changes in interest rates, (3) significant changes in banking laws or regulations, (4) increased competition in the corporation's market, and (5) higher than expected credit losses. For a more complete discussion of these risks and uncertainties, see the corporation's quarterly report on Form 10-Q for the quarter-ended March 31, 2000 and particularly the section of Management's Discussion and Analysis therein entitled "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."